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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                            CONTACT:
                                                 Trudi Allcott
June 15, 2001                                    Manager, Communications
                                                 Owens & Minor
                                                 804-935-4291
                                                    or
                                                 Richard F. Bozard
                                                 Treasurer, Vice President
                                                 Owens & Minor
                                                 804-965-2921

          Owens & Minor Extends Early Tender Date of Tender Offer for

                   $150 Million in Senior Subordinated Notes


Richmond, VA....(NYSE-OMI) Owens & Minor announced today that it is extending the Early Tender Date of its tender offer to purchase for cash any and all of its outstanding $150 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2006 until 5:00 p.m., New York City time, on Friday, June 22, 2001, unless extended or terminated. The Early Tender Date was previously scheduled to be 5:00 p.m., New York City time, on Monday, June 18, 2001.

As previously announced, holders who tender their notes prior to the Early Tender Date, which is now 5:00pm, New York City time, on June 22nd, 2001, will receive the total consideration of 105.600% of the principal amount of Notes tendered and accepted, plus accrued and unpaid interest. Holders who tender their notes after the Early Tender Date, but prior to the expiration, will receive 105.438% of the principal amount of notes validly tendered and accepted for payment, plus accrued and unpaid interest. The tender offer is scheduled to expire at 5:00 p.m., New York City time on Monday, July 2, 2001, as previously disclosed, unless extended or terminated.

Questions regarding the tender offer may be directed to the Dealer Manager, Lehman Brothers, at 212-528-7581 or toll free at 800-438-3242. Request for documents may be directed to Georgeson Shareholder Communications, Inc, the Information Agent at 800-346-7885.

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase, which may be made only pursuant to the terms of the Offer to Purchase and related Letter of Transmittal.

Safe Harbor Statement

This press release contains forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to
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differ materially from those in the forward-looking statements is contained under the heading of Risk Factors listed from time to time in the Company's filings with the Securities and Exchange Commission.

Owens & Minor, Inc., a Fortune 500 company headquartered in Richmond, Va., is the nation's leading distributor of national name brand medical/surgical supplies. The company's distribution centers throughout the United States serve hospitals, integrated healthcare systems and group purchasing organizations. In addition to its diverse product offering, Owens & Minor helps customers control healthcare costs and improve inventory management through innovative services in supply chain management, logistics and technology. For fax copies of Owens & Minor's news releases, contact Company News On-Call at (800) 758-5804, ext. 667125.

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